EXHIBIT 99.1

August 10, 2018

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter and Further Development of Properties

MIDLAND, TX – 08/10/2018 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $14,420 for the quarter ending June 30, 2018, the Company’s first quarter of fiscal 2019. This compares to a net loss of $295,552 for the quarter ending June 30, 2017.

Operating revenues in the first quarter of fiscal 2019 were $749,011, an increase of 12% from $667,684 for the first quarter of fiscal 2018. This is the result of a 36% increase in oil prices partially offset by an 11% decrease in gas prices, a 1% decrease in oil production and an 18% decrease in gas production.

The average sales price of oil and natural gas respectively for the quarter ending June 30, 2018 was $60.73 per barrel and $2.25 per Mcf compared to $44.57 per barrel and $2.54 per Mcf for the quarter ending June 30, 2017.

Mexco’s bank indebtedness as of June 30, 2018 is $500,000, resulting in a debt to equity ratio of 6%.

In addition to an indeterminate number of wells to be drilled by other operators on Mexco’s royalty interests, the Company currently expects to participate in the drilling and completion of approximately 50 horizontal wells at an estimated aggregate cost of approximately $1,300,000 for the fiscal year ended March 31, 2019. The operators of these wells include Concho Resources, Inc., Marathon Oil Company, Mewbourne Oil Company, XTO Energy, Inc. and others.

During the first quarter of fiscal 2019, Mexco participated with various percentage interests in the drilling of the first 8 of these horizontal wells in the Delaware Basin located in the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico with aggregate costs of approximately $142,000. Subsequently, in July 2018, Mexco expended an additional $192,600 for the completion of five of these wells.

The president of the Company, Tammy McComic, said, “We have excellent opportunities on our substantial inventory of development acreage in the Delaware Basin.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2018. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.